                             STOCKHOLDERS' AGREEMENT

          AGREEMENT, dated as of January 21, 2003, by and among JAMES RIVER
GROUP, INC., a Delaware corporation (the "Company"), J. Adam Abram (the
"Founder"), the individuals and/or entities listed as Series A Preferred Holders on Schedule 1 hereto (the "Series A Preferred Holders") and the individuals listed as Management Optionees on Schedule 1 hereto from time to time
(collectively, the "Management Optionees"). The Founder and any other person or entity who now owns or shall hereafter acquire shares of common stock, par value
$.01 per share, of the Company (the "Common Stock") or preferred stock, par value $.01 per share, of the Company (the "Preferred Stock"), pursuant to the provisions of, and subject to the restrictions and rights set forth in this
Agreement are sometimes hereinafter referred to individually as a "Stockholder"
or, collectively, as the "Stockholders." The Common Stock, the Preferred Stock,
and any other equity securities now or hereafter issued and outstanding
(including any options and warrants exercisable for, exchangeable with, or securities convertible into, equity securities) are sometimes hereinafter collectively referred to as the "Equity Stock."

                                   ARTICLE I

                                   BACKGROUND

     1.1 Authorized Capital. As of the date hereof, the Company has the following authorized capital stock as set forth in its Amended and Restated
Certificate of Incorporation (as so amended, the "Certificate"):

          (i) 805,000 shares of Common Stock, each of which shares is entitled to one vote; and

          (ii) 635,000 shares of Preferred Stock, each of which is entitled to one vote for each share of Common Stock into which such share of Preferred
     Stock could be converted as of the record date for such vote, voting together with the Common Stock as a single class on all matters submitted to the Stockholders of the Company, and is additionally entitled to the designations, preferences and privileges provided therefor in the
     Certificate, in the implementing resolutions adopted by the Company's Board of Directors (the "Board") with respect to the issuance of any shares thereof, and reflected in any Certificate of Designation filed with respect thereto from time to time under Sections 103 and 151(g) of the Delaware
     General Corporation Law.

     1.2 Capitalization of the Company. As of the date hereof,

          (i) The Founder has purchased from the Company one (1) share of Common
     Stock for $.01; and

          (ii) The Series A Preferred Holders have received, in the aggregate, in consideration of a cash purchase price equal to $100 per share, 85,000 shares of Series A

     Convertible Preferred Stock (such Series A Convertible Preferred Stock to be referred to hereafter as the "Series A Preferred").

          By reason of the foregoing transactions, the Founder holds of record and beneficially one share of Common Stock and the Series A Preferred Holders hold of record and beneficially 85,000 shares of Preferred Stock. At the closing of the next succeeding issuance of preferred stock, the Company shall have issued or reserved for future issuance to Management Optionees options to purchase the number of shares of Common Stock that will equal 17.5% of the outstanding Equity Stock as of the closing of such issuance.

          Schedule 1 annexed hereto shall set forth from time to time the number of shares of Preferred Stock held of record and beneficially by each Series A
Preferred Holder, and the number of shares of Common Stock which each Management
Optionee shall receive options to purchase or receive upon exercise of such options from time to time.

     1.3 Purpose of this Agreement. The Company and the Stockholders deem it in their respective best interests to provide for the corporate governance of the
Company and desire to enter into this Agreement in order to effectuate that purpose. The Stockholders also desire to place certain conditions on the sale, assignment, transfer, encumbrance or other disposition of the Equity Stock
(including Equity Stock issued and outstanding as of the date hereof as well as
Equity Stock which may be issued hereafter) and to provide for certain rights and obligations with respect thereto as hereinafter provided.

          In consideration of the premises and of the terms and conditions hereinafter set forth, the parties hereto mutually agree as follows:

                                   ARTICLE II

                                   DEFINITIONS

     2.1 All capitalized terms used herein which are not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Company's
Confidential Private Placement Memorandum, dated as of December 16, 2002, as supplemented by the Supplement dated December 23, 2002 (the "Memorandum").

     2.2 As used herein, the following terms shall have the following meanings:

          "Person" means a natural person, corporation, partnership, trust, limited liability company, governmental body or agency or other legal entity.

          "Qualified IPO" means an underwritten initial public offering on a
"firm commitment" basis pursuant to an effective registration statement (other than on Forms S-4 or S-8 or any successor forms thereto) filed pursuant to the
Securities Act, or series of such public offerings (whether related or unrelated), covering the offer and sale of Common Stock for the account of the
Company in which the Company actually receives aggregate cash proceeds equal to or greater than $50,000,000 (after deducting underwriters' discounts and commissions and other offering expenses).

                                      -2-

          "Securities Act" means the Securities Act of 1933, as amended.

          "Transfer" means to directly or indirectly, absolutely or
conditionally, voluntarily or involuntarily sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of.

          "Triggering IPO" means an underwritten initial public offering on a
"firm commitment" basis pursuant to an effective registration statement (other than on Forms S-4 or S-8 or any successor forms thereto) filed pursuant to the
Securities Act, or series of such public offerings (whether related or unrelated), covering the offer and sale of Common Stock for the account of the
Company in which the Company actually receives aggregate cash proceeds equal to or greater than $25,000,000 (after deducting underwriters' discounts and commissions and other offering expenses).

                                  ARTICLE III

                              CORPORATE GOVERNANCE

     3.1 Number of Directors. (a) For so long as Trident II, L.P. and certain of its co-investment vehicles which Trident II, L.P. shall have identified in writing to the Company ("Trident") hold shares of the Company's Series A
Convertible Stock converted or convertible into 34,000 shares of Common Stock
(as adjusted for any stock split, recapitalization or other event affecting the total equity capitalization of the Company), the Board shall consist of no more than nine directors (each, a "Director") and Trident shall have the right to designate one member of the Board (the "Trident A Director") who shall be reasonably acceptable to the other Directors.

               (b) If, when and for so long as Trident holds shares of the
Company's second series of preferred stock (expected to be called the "Series B
Convertible Preferred Stock") converted or convertible into 100,000 shares of
Common Stock (as adjusted for any stock split, recapitalization or other event affecting the total equity capitalization of the Company), the Board of
Directors of the Company shall consist of no more than nine Directors and
Trident shall have the right to designate another member of the Board of
Directors (the "Trident B Director") who shall be reasonably acceptable to the other Directors, in addition to any Trident A Director.

               (c) For so long as any share of the Company's Series A Preferred is outstanding, the holders of a majority of such shares, voting together as a class, shall have the right to elect at least 25% of the members, and in any case at least one member, of the Board (each, a "Series A Director"); provided that (i) a Trident A Director shall not be deemed a Series A Director and (ii)
at any time there is a Trident A Director, Trident shall abstain from voting on, and its shares shall not be counted in determining the vote required to elect, any Series A Directors.

               (d) The Founder shall be entitled to be a Director or to appoint a representative to serve as a Director for so long as he serves as an officer of the Company or holds any Equity Stock.

                                      -3-

               (e) The number of directors may thereafter be increased or decreased in accordance with the Certificate and the By-laws, subject to the provisions of this Agreement.

     3.2 Board of Directors. From and after the Closing, the Board shall consist of J. Adam Abram and such other members as the holders of a majority of the
Common Stock (on an as-converted basis) have designated in accordance with
Section 3.1. Each such Director shall hold his office until the 2003 Annual
Meeting of Stockholders of the Company (or a Special Meeting of Stockholders
held in lieu thereof) and until his successor is duly elected and qualified or until his earlier resignation or removal. Each Stockholder agrees to vote all of his or its shares of Common Stock, and use his or its best efforts to elect to the Board at the 2003 Annual Meeting of Stockholders of the Company and
subsequent Annual Meetings or at any Special Meeting at which Directors are to be elected, in accordance with Section 3.1 and this Section 3.2. In the event that any Series A Director, Trident A Director or Trident B Director ceases to be a Director for any reason (including without limitation his removal by the holders of Series A Preferred), which removal may be effected by the holders of
Series A Preferred or Trident, as the case may be, for any reason), each
Stockholder agrees to vote its or his shares and use its or his best efforts to elect a successor to such Director designated by the holders of Series A
Preferred or Trident, as the case may be. Notwithstanding any other provision contained herein, the Trident A Director and the Trident B Director (each, a
"Trident Director") can only be removed (except for Cause) if so requested by
Trident, in which case the other holders of Series A Preferred agree to vote to remove such Trident A Director or Trident B Director, as the case may be.
"Cause" means any serious conflict of interest (in the judgment of a majority of the other Directors in the reasonable exercise of their fiduciary responsibilities) (a "Disqualifying Conflict") on the part of a Director or any serious act of misconduct by a Director as evidenced by a plea of guilty or no contest to any felony charge brought by any governmental or administrative body of competent jurisdiction. In the case of any Disqualifying Conflict, the other
Directors shall, prior to acting to remove the Trident Director, provide Trident and the Trident Director with notice of the conflict and an explanation of the conflict. The Trident Director shall then be given a reasonable period of time to respond to the other Directors and, if necessary and possible, to resolve the conflict before such Trident Director is removed from the Board. At any time a
Trident Director is removed or otherwise ceases to be a Director, the other holders of Series A Preferred agree to vote promptly to elect a replacement designated in writing by Trident. The Board of Directors shall establish a compensation committee (the "Compensation Committee") and an audit committee
(the "Audit Committee"), in addition to any other committees it deems appropriate. At least one of the directors designated by Trident shall serve on the Compensation Committee and the Audit Committee.

     3.3 Covenant to Vote. Each Stockholder shall appear in person or by proxy at any Stockholders Meeting for the purpose of establishing a quorum and shall vote the shares of Equity Stock owned by such Stockholder upon any matter in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement. Each Stockholder also agrees to execute and deliver unanimous written consents of Stockholders of the Company in lieu of attendance at a Stockholders meeting of the Company if required to implement the terms of this Agreement or to approve or authorize corporate action consistent with the terms hereof.

                                      -4-

     3.4 No Voting or Conflicting Agreements. No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to
Equity Stock, nor shall any Stockholder enter into any stockholder agreements or arrangements of any kind with any person with respect to Equity Stock, which are in conflict or are inconsistent with the provisions and purposes of this
Agreement (whether or not such agreements and arrangements are with other
Stockholders or holders of Equity Stock that are not parties to this Agreement).
The foregoing prohibition includes, but is not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of
Equity Stock to the extent inconsistent with this Agreement. No Stockholder shall act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting of Equity
Stock in any manner which is in conflict or is inconsistent with the provisions of this Agreement. Actions taken by the Board or the Stockholders to find purchasers to (a) acquire shares of Equity Stock or (b) find purchasers to acquire the Company shall not be deemed to be prohibited hereunder by reason of the foregoing provisions of this Section 3.4.

     3.5 Conflict with Certificate or By-laws. In the event of any conflict or inconsistency between or among the provisions of this Agreement and the
Certificate or By-laws of the Company in effect at any time during the term of this Agreement, the provisions of this Agreement shall govern and be deemed controlling and each Stockholder agrees to vote its or his shares of Equity
Stock and to cause the Board to authorize an approve such amendments to the
Certificate and/or the By-laws as shall resolve and remove any such conflicts or inconsistencies.

     3.6 Allocation of Series B Convertible Preferred Stock. The Board of
Directors shall have sole discretion with respect to the allocation among investors of the Series B Shares and shall have the authority to authorize agreements between the Company and any investors or potential investors respecting allocations of the Series B Shares and any subsequent equity offerings and other matters.

                                   ARTICLE IV

                               TRANSFER PROVISIONS

     4.1 Management Optionees' Shares. No Management Optionee may Transfer,
other than to a Family Transferee (as defined in Section 4.2(d)(i) below), any
Equity Stock now or hereafter owned by such Management Optionee, and no Family
Transferee may Transfer any Equity Stock now or hereafter owned by such Family
Transferee, until the occurrence of (a) a Company Sale Transaction or (b) the closing of a Triggering IPO. A "Company Sale Transaction" means (i) the Transfer of all of the then outstanding shares of the Equity Stock of the Company or any
Subsidiary or Subsidiaries of the Company that together comprise substantially all of the business of the Company (the "Transferred Business") to one or more persons that did not Control, were not Controlled by and were not under common
Control with, the Company prior to such Company Sale Transaction (each, an
"Independent Third Party"), (ii) a merger or consolidation of the Transferred
Business in which the holders of the Equity Stock prior to such transaction hold less than fifty percent (50%) of the equity securities in the entity resulting from such transaction or (iii) the sale or other Transfer of all or substantially all of the assets and business of the Transferred Business to an
Independent Third Party. For purposes of the foregoing, the term "Control" shall mean direct or indirect ownership of a majority of the

                                      -5-

voting equity securities of another entity, the ability to appoint a majority of the board of directors or similar governing body of such entity, or the ability, through contract or otherwise, to direct the management of such entity.

     4.2 Right of First Refusal. No Stockholder may Transfer any Equity Stock
now or hereafter owned by it other than (i) upon compliance with the provisions of paragraphs (a) and (b) below, or (ii) in a "Permitted Transfer" (as defined in Section 4.2(d), below).

               (a) If a Stockholder receives a bona fide written cash offer (an
"Offer") for the purchase of any or all of its Equity Stock that it desires to accept, then it (in such capacity, the "Selling Stockholder") shall deliver a written notice (the "Option Notice") to the Company, and shall attach thereto a copy of the Offer. The Company shall send a copy of the Option Notice and the
Offer to each Stockholder other than the Selling Stockholder. The Option Notice shall set forth the identity of the proposed transferee, the identity of the
Equity Stock to which such Offer applies (the "Offered Securities"), the purchase price to be paid for such Offered Securities (the "Purchase Price"), evidence of the proposed transferee's financial ability to pay the Purchase
Price, and a brief description of any other material terms of the proposed
Transfer not contained in the Offer. The Company shall have an irrevocable option, exercisable by written notice (an "Option Election Notice") delivered to the Selling Stockholder on or prior to the thirtieth (30th) day following receipt of the Option Notice (the "Option Expiration Date"), to purchase, at the price and on the terms set forth in the Option Notice, all, but not less than all, of the Offered Securities. Each Stockholder other than the Selling
Stockholder shall deliver to the Company a notice (the "Shareholder Election
Notice") no later than the twentieth (20th) day following receipt of the Option
Notice stating whether, in the event the Company does not exercise its option, such Stockholder is willing to purchase (i) its pro rata share of the Offered
Securities and/or (ii) a number of Offered Securities greater than its pro rata share up to such Stockholder's stated maximum (at its sole discretion) (its
"Excess Pledge").

               (b) If the Company elects not to exercise its option, it shall determine from the Shareholder Election Notices it has received whether or not the other Shareholders are willing to purchase all, but not less than all, of the Offered Securities, and shall notify the Selling Stockholder thereof prior to the Option Expiration Date. If other Stockholders ("Purchasing Stockholders")
are willing (based on their Shareholder Election Notices) to purchase all, but not less than all, of the Offered Securities, the Company shall (i) deliver an
Option Election Notice on behalf of the Purchasing Stockholders to the Selling
Stockholder on or prior to the Option Expiration Date and (ii) allocate the
Offered Securities, first pro rata to each Purchasing Stockholder based on its ownership percentage of the issued and outstanding equity securities of the
Company, then to each Purchasing Stockholder willing (as set forth in its
Shareholder Election Notice) to purchase more than its pro rata share, in the ratio of its Excess Pledge to the total of all Excess Pledges.

               (c) If the Company delivers an Option Election Notice to the
Selling Stockholder on or prior to the Option Expiration Date, the closing of the Transfer of the Offered Securities by the Selling Stockholder to the Company
or the Purchasing Stockholders, as the case may be, shall occur within fifteen
(15) days of the date of the Option Election Notice (or on such other date as the Selling Stockholder and the Company (on its own behalf or on behalf of the
Purchasing Stockholders) may agree) (the "Closing Expiration Date"). At the closing, the

                                      -6-

Selling Stockholder shall deliver to the Company or the Purchasing Stockholders, as the case may be, the certificates, warrants or other instruments representing the Offered Securities, together with all instruments and evidences of transfer as the Company (on its own behalf or on behalf of the Purchasing Stockholders)
may reasonably request, and the Company or the Purchasing Stockholders, as the
case may be, shall deliver to the Selling Stockholder the Purchase Price to be paid on account of the Offered Securities as set forth in the Option Notice.

               (d) The term "Permitted Transfer" shall mean each of the
following Transfers of Equity Stock, which shall not be subject to the provisions of Sections 4.1 and 4.2 above or the provisions of Section 4.4 below:

                    (i) Any Transfer to a Stockholder's spouse or domestic
     partner or minor children, or a family investment vehicle controlled by a
     Stockholder or such Stockholder's spouse or domestic partner (any of the foregoing, a "Family Transferee"), or to the estate or personal representative of a Stockholder in the event of death;

                    (ii) Any Transfer (A) to the Company, (B) pursuant to a
     registration statement filed with, and declared effective by, the
     Securities and Exchange Commission under the Securities Act or (C) pursuant to Rule 144 of the Securities Act; and

                    (iii) Any Transfer to an Affiliate of a Stockholder or to
     one or more limited partners of a Stockholder that is a limited partnership in accordance with the terms of the applicable limited partnership agreement. "Affiliate" means an entity Controlling, Controlled by or under common Control with a Stockholder.

     4.3 Other Transfer Provisions. (a) Except in the event of a Triggering IPO or Qualified IPO, no Transfer of any Equity Stock permitted under this Agreement shall be effective at any time prior to the termination of this Agreement unless the transferee thereof shall have executed an appropriate document confirming that (i) such transferee or transferees takes such Equity Stock subject to all of the terms and conditions of this Agreement and (ii) the certificates or other instruments representing such Equity Stock shall bear the legend set forth in
Section 6.1 hereof or such other legend acceptable to the Company indicating that such Equity Stock is subject to the terms of this Agreement, and such document and certificate shall have been delivered to and approved by the Board prior to such transferee's acquisition of Equity Stock. The Company shall not transfer upon its books any Equity Stock held or owned by any Stockholder to any person except in accordance with this Agreement.

               (b) Compliance with Securities Laws. Unless otherwise explicitly provided herein, except in connection with a sale of Equity Stock included in a registered public offering in accordance with the Securities Act, or sales of
Equity Stock pursuant to Rule 144 thereunder (or any successor rule or regulation to Rule 144 hereinafter adopted by the Securities and Exchange
Commission), no Stockholder shall Transfer any Equity Stock to any Person
(regardless of the manner in which such Stockholder initially acquired such
Equity Stock) at any time prior to the termination of this Agreement unless the certificates or other instruments representing such securities bear legends as provided in Article VI to the effect that such securities are not registered under the Securities Act and are subject to the terms of this

                                      -7-

Agreement. No Stockholder shall Transfer any Equity Stock at any time if such action would constitute a violation of any state securities or blue sky laws or a breach of the conditions to any exemption from registration of Equity Stock under any such laws or a breach of any undertaking or agreement of such
Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

     4.4 Tag-Along Rights.

               (a) Subject to the provisions of Sections 4.1 and 4.2, if at any time or from time to time any Stockholder proposes, in a single transaction or a series of transactions, directly or indirectly to Transfer other than in a
Permitted Transfer pursuant to Section 4.2(d) (each such Person thereby becoming a "Selling Shareholder") any Series A Shares, Series B Shares and/or shares of
Common Stock (any of the foregoing, "Tag-Along Securities") for aggregate consideration having a value of $50,000 or more ("Offer Shares"), such Selling
Shareholder shall refrain from effecting such transaction unless, prior to the consummation thereof, each other holder of Tag-Along Securities shall have been afforded the opportunity to join in such transfer on a pro rata basis, as provided in Section 4.4(b).

               (b) Prior to the consummation of any transaction subject to this
Section 4.4, the person or group that proposes to acquire the Offer Shares in a transaction subject to this Section 4.4 (the "Proposed Purchaser") shall offer
(the "Purchase Offer") in writing to each holder of Tag-Along Securities (a
"Tagging Holder") to acquire from such holder that number of Tag Along
Securities (the "Pro Rata Portion") proposed to be transferred by such Tagging
Holder (counted on an as-converted basis) multiplied by a fraction, the numerator of which is the aggregate ownership of Tag Along Securities held by such Tagging Holder immediately prior to the proposed Transfer and the denominator of which is the aggregate ownership of Tag Along Securities by all
Tagging Holders who elect to participate in such Transfer and the Selling
Shareholder immediately prior to such proposed Transfer. Notwithstanding the foregoing, any Tagging Holder may elect to sell less than his Pro Rata Portion, in which event any excess Tag Along Securities allocated to such Tagging Holder shall be re-allocated among the other Tagging Holders on the same basis as provided in the immediately preceding sentence (and such process shall be repeated as many times as is necessary until all Tag Along Securities proposed to be purchased in such Transfer by the Proposed Purchaser have been allocated).
Each Tagging Holder and the Selling Shareholder shall receive from the Proposed
Purchaser the same consideration determined on an as-converted basis (the
"Offering Price") and on the same terms and conditions; provided that (i) for purposes of the foregoing Tag-Along Securities of a different series or class than the Offer Shares shall be priced with reference to the number of shares of
Common Stock such Tag-Along Securities comprise or are convertible into and (ii)
no holders of Tag-Along Shares shall be required to convert Series A Shares or
Series B Shares into Common Stock in connection with any such transaction. Each holder of Tag Along Securities shall have twenty (20) days from the receipt of the Purchase Offer in which to accept such Purchase Offer. The Selling
Shareholder shall notify the Proposed Purchaser that the sale or other transfer is subject to this Section 4.4 and shall ensure that no sale or other transfer is consummated without the Proposed Purchaser first complying with this Section
4.4.

                                      -8-

                                   ARTICLE V

                      INVOLUNTARY TRANSFER OF EQUITY STOCK

     5.1 Certain Involuntary Transfers; Seller's Notice. In the event a
Stockholder shall involuntarily Transfer (by operation of law or decision or judgment of a court of competent jurisdiction) directly or indirectly any or all of his shares of Equity Stock and such Transfer is not otherwise permitted pursuant to the terms of this Agreement, such Stockholder shall promptly give written notice of such involuntary transfer (the "Involuntary Transfer Notice")
to the Company, with a copy to the other Stockholders and the transferee, stating that the involuntary Transfer occurred and the reason therefor, the date of the Transfer, the name and address of the transferee and the number and type of Equity Stock acquired by the transferee.

     5.2 Right to Repurchase. For a period of 90 days from the date of receipt of the Involuntary Transfer Notice or, failing receipt of such notice, 90 days from the date the Company sends written notice to the transferee with a copy to the other Stockholders that the Transfer is deemed to be an involuntary Transfer subject to repurchase under this Agreement, the other Stockholders shall have the irrevocable and exclusive option, to purchase all of the Equity Stock so transferred, exercisable in the same manner as provided in Section 4.1 hereof, all of which terms shall, except as expressly provided in Section 5.3, be applicable to such purchase.

     5.3 Purchase Price. The purchase price for the Equity Stock Transferred pursuant to Section 5.2 shall be equal to the lesser of (a) the price which the involuntary transferee (the "Involuntary Transferee") paid for such Equity Stock
(to the extent such price may be determined) or (b) the Fair Market Value for such shares of Equity Stock determined as follows: An investment banking or similar firm located in New York City of recognized national stature will serve as an appraiser (the "Appraiser") whose determination of the Fair Market Value shall be final, binding and conclusive on all of the parties to this Agreement.
Such Appraiser shall be selected by the Board, provided, however, that if the
Involuntary Transferee objects to the Fair Market Value as determined by the
Appraiser selected by the Board, such Involuntary Transferee may select its own
Appraiser at its own expense. If the Transferee selects its own appraiser, the
Purchase Price for the Equity Stock Transferred pursuant to Section 5.2 shall be the mean between the two appraisals, and the Involuntary Transferee and the
Company shall each bear 50% of the fees and costs of the Appraiser selected by the Board.

                                   ARTICLE VI

                          LEGENDS ON STOCK CERTIFICATES

     6.1 Legends on Stock Certificates. A copy of this Agreement shall be filed with the Secretary of the Company and maintained with the records of the
Company. Each Stockholder hereby agrees that each outstanding certificate or other instrument representing Equity Stock shall bear legends reading substantially as follows:

          The securities represented by this certificate were acquired for investment only and not for resale. They have not been registered under the Securities Act of 1933, as amended, or any state

                                      -9-

          securities law. These securities may not be sold, transferred, pledged, or hypothecated or otherwise disposed of unless first registered under such laws, or unless the Corporation has received evidence satisfactory to it that registration under such laws is not required.

          The securities represented by this certificate are subject to significant restrictions on resale and transfer and certain other restrictions as set forth in a Stockholders' Agreement dated as of
          January 21, 2003 (the "Stockholders' Agreement"), a copy of which may be obtained from the Corporation or from the holder of this certificate. No transfer of such securities will be made on the books of the Corporation unless accompanied by evidence of compliance with the terms of such Agreement.

          An irrevocable proxy coupled with an interest has been granted by the holder of this certificate pursuant to the Stockholders' Agreement.

Each such certificate or other instrument shall bear any additional legends which may be required for compliance with state securities or blue sky laws.

                                  ARTICLE VII

                                     CLOSING

     7.1 Closing. Any Stockholder who is selling and any Person who is purchasing any shares of Equity Stock from a Stockholder pursuant to this
Agreement shall mutually determine a closing date (the "Closing Date") (subject to the rights of the Company and other Stockholders set forth in Article IV).
The closing shall be held at 10:00 a.m., New York City time, at the office of the Company or at such other time or place as the parties may agree. On the
Closing Date, any selling Stockholder shall deliver certificates with appropriate transfer tax stamps affixed and with stock powers endorsed in blank, representing the shares of Equity Stock to be purchased, who shall deliver to such Stockholder the purchase price which is payable in cash, by wire transfer of immediately available funds or by certified check payable in New York
Clearing House funds, and/or the other consideration, if any, permitted by the terms of this Agreement to be given in exchange for such securities. In addition, if the Person selling such securities is the personal representative of a Deceased Stockholder, the personal representative shall also deliver to the purchaser or purchasers (i) true copies of letters testamentary or letters of administration evidencing his appointment and qualification; (ii) a certificate issued by the Internal Revenue Service pursuant to Section 6325 of the Code discharging the securities being sold from liens imposed by the Code; and (iii)
an estate tax waiver issued by the state of the decedent's domicile.

                                      -10-

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Term. This Agreement shall be effective commencing the date hereof and shall terminate immediately upon the closing of a Company Sale Transaction or
Qualified IPO.

     8.2 Injunctive Relief. It is expressly acknowledged by all of the
Stockholders that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.
In addition to any other remedies available at law or in equity, any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     8.3 Notice. All notices, statements, instructions or other documents required to be given hereunder, shall be in writing and shall be given either personally, by telecopy (followed by first class U.S. mail), by Federal Express or other reputable express delivery service for overnight delivery, or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, addressed to the
Company at its principal offices and to the other parties at their addresses reflected in the stock records of the Company. Each Stockholder, by written notice given to the Company in accordance with this Section 8.3 may change the address to which notices, statements, instructions or other documents are to be sent to such Stockholder. All notices, statements, instructions and other documents hereunder shall be deemed to have been given on the date of delivery, if given personally or by telecopy, one day after delivery by overnight courier or two days after the date of mailing, if mailed. Whenever pursuant to this
Agreement any notice is required to be given by any Stockholder to any other
Stockholder or Stockholders, such Stockholder may request from the Company a list of addresses of all Stockholders of the Company, which list shall be promptly furnished to such Stockholder.

     8.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns. If any transferee of any Stockholder shall acquire any Equity Stock, in any manner, whether by operation of law or otherwise, such Equity Stock shall be held subject to all of the terms of this Agreement, and by taking and holding such securities such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement;
provided, however, that nothing in this Section 8.4 shall give any Stockholder any right to transfer any shares of Equity Stock in contravention of the terms of this Agreement.

     8.5 Governing Law. Regardless of the place of execution of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be wholly performed in such State, without regard to statutory provisions (other than Section 5402 of the New York General Obligations Law) or to principles or canons of conflicts of laws of New York or of any other jurisdiction.

                                      -11-

     8.6 WAIVERS OF JURY TRIAL. THE STOCKHOLDERS PARTY HERETO AND THE COMPANY
HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION
OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     8.8 Headings. Section headings are inserted herein for convenience only and do not form a part of this Agreement. Unless otherwise indicated, reference in this Agreement to a Section shall be deemed to refer to such Section of this
Agreement.

     8.9 Entire Agreement; Amendment. This Agreement (together with all schedules hereto) contains the entire agreement among the parties hereto with respect to the transactions contemplated herein, supersede all prior written agreements and negotiations and oral understandings among the parties hereto, and may not be discharged except by performance, or amended or supplemented except by an instrument in writing signed by the Company and each Stockholder against whom such amendment is sought to be enforced.

     8.10 Inspection. So long as this Agreement shall be in effect, this
Agreement shall be made available for inspection by any Stockholder of the
Company at the principal offices of the Company.

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      -12-

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

                                      JAMES RIVER GROUP, INC.

                                      By:/s/ J. Adam Abram
                                         ---------------------------------------
                                         Name: J. Adam Abram
                                         Title: Chief Executive Officer

                                      FOUNDER:

                                      /s/ J. Adam Abram
                                      ------------------------------------------
                                      J. Adam Abram

                                      SERIES A INVESTOR:

                                      /s/ Series A Investors named on Schedule 1
                                      ------------------------------------------
                                      Name:
                                      Title (if signing for an entity)

                                      -13-

                                        MANAGEMENT OPTIONEES

                                        ----------------------------------------
                                        Name:
                                        Title:

                                      -14-

                                   SCHEDULE 1

SERIES A PREFERRED HOLDER                           SHARES OF SERIES A PREFERRED
-------------------------                           ----------------------------
207 Ventures LLC                                                  550
Abram Investments, LLC                                          3,684
J. Adam Abram                                                   7,796
Ruth J. Abram                                                   2,250
Stephen A. Bassock Generation Skipping Trust                      280
Stephen A. Bassock                                                550
Bronfman Associates III                                         3,000
Alan N. Colner                                                  3,000
Compadres Investments, LLC                                      1,380
Edward Desch IRA                                                  630
Edward Desch and Diane C. Desch                                   200
Peter G. Doyle                                                    140
Joel L. Fleishman                                                 220
Brian Haney                                                       250
Haslemere Partners, LP                                          2,750
Holladay Family LP                                                690
Jay C. Huffard                                                    280
Joshua C. Huffard                                                 140
David G. Kay                                                      550
Edward P. Kehoe and Marilyn F. Kehoe                              500
Michael P. Kehoe and Bevin J. Kehoe                             1,000
William Kenney, Jr. IRA                                           750
Howard C. Landis                                                  550
Steven J. Lerner                                                  550
Steven J. Lerner Family Trust                                     550
Raymer F. Maguire, Jr.                                            280
Raymer F. Maguire Trust                                         6,000
Marsh & McLennan Capital Professionals Fund LP                    200
Marsh & McLennan Employee Securities                              457
William T. McCaffrey                                              550
W. Wallace McDowell, Jr.                                          550
OA Capital LLC                                                  8,900
Donaldson C. Pillsbury, Jr.                                       140
Morton F. Silver                                                  550
Buphinder Sodhi                                                    50
Martin L. Solomon                                               2,750
Michael Steinhardt                                              8,900
E. Caperton Thomas                                                100
Trident II, LP                                                 16,343
VCM Series A Fund LLC                                             104

SERIES A PREFERRED HOLDER                           SHARES OF SERIES A PREFERRED
-------------------------                           ----------------------------
Virginia Capital SBIC LP                                        5,396
Lewis Wilkinson IRA                                               550
Richard W. Wright                                                 890
Judy D. Young                                                      50

                                                        NUMBER OF COMMON
                                                        SHARES OPTIONEE HAS
MANAGEMENT OPTIONEE                                     OPTIONS TO PURCHASE
-------------------                                     -------------------